                                                                      EXHIBIT 99

--------------------------------------------------------------------------------
         Investor Release
--------------------------------------------------------------------------------
FOR IMMEDIATE RELEASE                     FOR MORE INFORMATION CONTACT:
---------------------                     ----------------------------
04/18/02                                  Investors:  Mary Healy, 630-623-6429
                                          Media:   Anna Rozenich, 630-623-7316

                                          FOR ACCESS TO CONFERENCE CALL:
                                          ------------------------------
                                          When: 11:00 a.m. CT,
                                          Thursday, April 18, 2002
                                          Where: http://www.mcdonalds.com

                        McDONALD'S REPORTS GLOBAL RESULTS
                        ---------------------------------

OAK BROOK, IL -- McDonald's Corporation today announced global results for the quarter ended March 31, 2002.

..    Diluted net income per common share was 31 cents, before the cumulative effect of the goodwill accounting change and excluding $43 million of non-cash asset impairment charges. Including the asset impairment charges, diluted net income per common share was 27 cents, before the cumulative effect of the accounting change.

..    Systemwide sales increased 3% for the quarter in constant currencies and revenues increased 6% in constant currencies.

..    In Europe, Systemwide sales increased 10% and operating income increased
     13% in constant currencies.

..    The Company repurchased $331 million of stock during the quarter.

======================================================================================================================
Key highlights - Consolidated
                                                                                                 Percent
Dollars in millions, except per common share data                                          Increase/(Decrease)
----------------------------------------------------------------------------------------------------------------------
                                                                                                   As        Constant
Quarters ended March 31                                         2002            2001         Reported       Currency*
----------------------------------------------------------------------------------------------------------------------
Systemwide sales                                           $9,698.5         $9,649.7                1               3
----------------------------------------------------------------------------------------------------------------------
Total revenues                                              3,597.4          3,511.7                2               6
----------------------------------------------------------------------------------------------------------------------
Operating income                                              641.3            695.2               (8)             (6)
----------------------------------------------------------------------------------------------------------------------
Income before cumulative effect of accounting
change                                                        351.7            378.3               (7)             (6)
----------------------------------------------------------------------------------------------------------------------
Cumulative effect of accounting change, net of tax            (98.6)               -              n/m             n/m

----------------------------------------------------------------------------------------------------------------------
Net income                                                    253.1            378.3              (33)            (32)
----------------------------------------------------------------------------------------------------------------------
Per common share - diluted:
  Income before cumulative effect of
  accounting change                                            0.27             0.29               (7)             (3)
  Cumulative effect of accounting change                      (0.07)               -              n/m             n/m
  Net income                                                   0.20             0.29              (31)            (31)
======================================================================================================================

* Information in constant currencies excludes the effect of foreign currency translation on reported results, except for hyperinflationary economies, such as Russia, whose functional currency is the U.S. Dollar. Constant currency results are calculated by translating the current year results at prior year monthly average exchange rates.

n/m  Not meaningful

SUMMARY COMMENTARY

Jack M. Greenberg, Chairman and Chief Executive Officer noted, "Earnings per share for the first quarter 2002 were $.31, excluding the charges described below, compared with $.29 for the same period last year. This performance was better than anticipated, due primarily to strong sales in Europe during the last two weeks in March and better than expected U.S. profitability."

     As previously announced, the Company recorded a $43 million (pre and after tax) non-cash charge in the first quarter, primarily related to asset impairment in Latin America and restaurant closings in Turkey, as a result of economic weakness. Including these charges, earnings per share were $.27 for the quarter before the cumulative effect of adopting SFAS No. 142, "Goodwill and Other Intangible Assets." To reflect the cumulative effect of this accounting change, the Company recorded a non-cash charge of $99 million after tax ($.07 per share) related to impaired goodwill in the first quarter. The impaired goodwill was primarily in Latin America, where economies have weakened significantly over the last several years.

     Greenberg also noted, "Europe's performance was strong. In constant currencies, Europe's sales increased 10% and operating income increased 13% for the quarter. Comparable sales increased in France, Germany and the U.K. We are encouraged by these results and look forward to continued strong performance throughout the year.

     "In the U.S., sales increased 2% for the quarter. U.S. operating income declined 2% for the quarter, due to payments to owner/operators to facilitate a new front counter team service system. Excluding these payments, U.S. operating income increased 4% for the first quarter reflecting higher combined operating margin dollars and lower selling, general and administrative expenses. We expect our restaurant operations improvement process, along with menu and value initiatives, to boost top line sales and help us achieve improved results as the year progresses.

     "In our Asia/Pacific/Middle East/Africa segment, Australia posted strong results, continuing the momentum begun last fall as a result of its New Tastes Menu introduction. However, the segment continues to be hurt by weak economic conditions and consumer concerns about food safety in Japan, our largest market in the region. McDonald's Japan continues to communicate our safety and quality standards. Sales in this segment declined 2% in constant currencies for the quarter.

     "We expect 2002 annual earnings per share to improve significantly over 2001 results. Consistent with our previous guidance, this equates to 2002 earnings per share of $1.47-$1.50, excluding the impact of foreign currency translation and the $142 million of charges described above."

OPERATING RESULTS

The Company operates in the food service industry and primarily operates quick-service restaurant businesses under the McDonald's brand. To capture additional meal occasions, the Company also operates other restaurant concepts under its Partner Brands: Boston Market, Chipotle and Donatos Pizzeria. In addition, McDonald's has a minority ownership in Pret A Manger. In fourth quarter 2001, the Company approved a plan to dispose of its Aroma Cafe business in the U.K. and completed the sale in March 2002.

     The segments presented in all tables and related discussion reflect the Company's current management structure. Previously, McDonald's restaurant operations in Canada, the Middle East and Africa, as well as the Partner Brands were included in the Other segment. The newly created APMEA segment includes results for McDonald's restaurant operations in Asia/Pacific, the Middle East and Africa, while Canada and the Partner Brands are presented as individual operating segments. In addition, U.S. and Corporate selling, general & administrative expenses reflect a realignment of certain home office departments' responsibilities for all periods presented.

Impact of Foreign Currencies on Reported Results

     While changing foreign currencies affect reported results, McDonald's lessens exposures, where practical, by financing in local currencies, hedging certain foreign-denominated cash flows and by purchasing goods and services in local currencies.

     Foreign currency translation had a negative impact on reported results for the quarter primarily due to the weaker Euro, Japanese Yen and Brazilian Real.

Cumulative Effect of Accounting Change and Asset Impairment Charges

     Effective January 1, 2002, the Company adopted SFAS No. 142 "Goodwill and Other Intangible Assets," which indicates that goodwill will no longer be amortized but will be subject to annual impairment tests. As a result of the first of required goodwill impairment tests, the Company recorded a non-cash charge of $98.6 million after tax in the first quarter for the cumulative effect of this accounting change. The impaired goodwill was primarily in Argentina, Uruguay and other markets in Latin America and the Middle East, where economies have weakened significantly over the last several years.

     The Company also recorded $43.0 million of non-cash asset impairment charges in the first quarter, primarily related to the impairment of assets in existing restaurants in Chile and other Latin American markets and the closing of 32 underperforming restaurants in Turkey, as a result of continued economic weakness.

Net Income and Diluted Net Income Per Common Share

     Income before the cumulative effect of the goodwill accounting change declined 7%, while net income, which included the $98.6 million after-tax charge for the cumulative effect of the goodwill accounting change, declined 33% for the quarter. Diluted income per common share before the cumulative effect of the accounting change declined 7% to 27 cents, while diluted net income per common share declined 31% to 20 cents for the quarter.

     Excluding the $43.0 million of asset impairment charges, income before the cumulative effect of the accounting change increased 4% and diluted income per common share before the cumulative effect of the accounting change increased 7% to 31 cents.

     Weighted average shares outstanding for the quarter were lower compared with the prior year due to shares repurchased. In addition, outstanding stock options had a less dilutive effect than in the prior year. The Company repurchased 11.9 million shares of its common stock during the quarter for approximately $331 million.

Systemwide Sales and Revenues

     Systemwide sales represent sales by Company-operated, franchised and affiliated restaurants. Total revenues include sales by Company-operated restaurants and fees from restaurants operated by franchisees and affiliates. These fees include rent, service fees and royalties that are based on a percent of sales with specified minimum payments along with initial fees.

----------------------------------------------------------------------------------------------------------------------
   Systemwide sales
                                                                                                Percent
   Dollars in millions                                                                      Increase/(Decrease)
----------------------------------------------------------------------------------------------------------------------
   Quarters ended March 31                                    2002             2001              As           Constant
                                                                                           Reported          Currency*
----------------------------------------------------------------------------------------------------------------------
   U.S.                                                   $4,792.7         $4,676.5             2                 n/a
----------------------------------------------------------------------------------------------------------------------

   Europe                                                  2,308.7          2,178.2             6                  10
----------------------------------------------------------------------------------------------------------------------

   APMEA                                                   1,632.1          1,782.7            (8)                 (2)
----------------------------------------------------------------------------------------------------------------------
   Latin America                                             390.2            455.3           (14)                 (1)
----------------------------------------------------------------------------------------------------------------------
   Canada                                                    320.1            331.4            (3)                  1
----------------------------------------------------------------------------------------------------------------------
   Partner Brands                                            254.7            225.6            13                  13
----------------------------------------------------------------------------------------------------------------------
      Total Systemwide sales                              $9,698.5         $9,649.7             1                   3
----------------------------------------------------------------------------------------------------------------------

* Excluding the effect of foreign currency translation on reported results. n/a Not applicable

     On a global basis, the increases in sales and revenues for the quarter were primarily due to restaurant expansion, partly offset by negative comparable sales. Foreign currency translation had a negative effect on the growth rates for both Systemwide sales and revenues for the quarter. On a constant currency basis, revenues increased at a higher rate than sales primarily due to significantly lower sales from our affiliate in Japan. Under our affiliate structure, we record a royalty in revenues based on a percentage of Japan's sales, whereas all of Japan's sales are included in Systemwide sales. For this reason, Japan's sales decline had a larger negative impact on Systemwide sales than revenues.

     U.S. sales increased 2% for the quarter primarily due to expansion. Comparable sales were relatively flat for the quarter.

     In Europe, expansion and positive comparable sales drove the ten percent constant currency sales increase for the quarter. Strong performances in France, Germany and the U.K. were the primary contributors to the increase. In addition, we are seeing significant improvements in the other markets that were previously impacted by consumer concerns regarding the European beef supply.

     Constant currency sales results in APMEA declined due to negative comparable sales, partly offset by expansion. APMEA's sales were impacted by negative comparable sales in Japan due to weak economic conditions and consumer concerns regarding food safety, partly offset by expansion in China and strong results in Australia. Although we are proactively communicating our strong safety and quality messages, including the fact that McDonald's Japan does not use Japanese beef, we expect Japan's results in the near term to continue to be negatively affected by these consumer concerns.

     In Latin America, constant currency sales declined due to negative comparable sales in Argentina and most other markets. We expect the weak economic conditions in many Latin American markets to continue to impact our business in the near term.

     The sales increase in the Partner Brands was primarily due to strong comparable sales at Chipotle and Boston Market.

Combined Operating Margins

     The following combined operating margin information represents margins for McDonald's restaurant business only and excludes Partner Brands.



----------------------------------------------------------------------------------------------
Combined operating margins                                               Quarters ended
                                                                            March 31
                                                                   ------------- -------------
                                                                           2002          2001
----------------------------------------------------------------------------------------------
Dollars in millions
----------------------------------------------------------------------------------------------
Company-operated                                                       $  350.3      $  359.3
----------------------------------------------------------------------------------------------
Franchised                                                                715.9         700.2
----------------------------------------------------------------------------------------------
     Combined operating margins                                        $1,066.2      $1,059.5
----------------------------------------------------------------------------------------------
Percent of sales/revenues
----------------------------------------------------------------------------------------------
Company-operated                                                           14.4%         15.0%
----------------------------------------------------------------------------------------------
Franchised                                                                 78.0          78.1
----------------------------------------------------------------------------------------------

     In constant currencies, combined operating margin dollars increased $30.9 million or 3% for the quarter. The U.S. and Europe segments accounted for about 80% of the combined margin dollars for the quarter in both years.

     Consolidated food & paper costs and occupancy & other operating expenses increased as a percent of sales for the quarter, while consolidated payroll costs were flat as a percent of sales.

     The U.S. Company-operated margin percent increased for the quarter, primarily due to the elimination of goodwill amortization and a lower contribution rate to the national co-op for advertising expenses. As a percent of sales, food & paper costs decreased, payroll costs increased and occupancy & other operating expenses decreased.

     In Europe, Company-operated margins were flat for the quarter. France, Germany and the U.K.'s margins increased for the quarter, however, this was offset by higher food costs in certain other markets. Company-operated margins in APMEA and Latin America decreased primarily due to negative comparable sales and difficult economic conditions in many markets.

     The decline in the consolidated franchised margin percent reflects higher occupancy costs due to an increased number of leased sites. Our strategy of leasing a higher proportion of new sites over the past few years has reduced initial capital requirements and related interest expense. However, as anticipated, franchised margins as a percent of applicable revenues have been negatively impacted because financing costs implicit in the lease are included in rent expense, which affects these margins. For owned sites, financing costs are reflected in interest expense, which does not affect these margins.

     Europe's franchised margin percent increased slightly for the quarter primarily due to positive comparable sales and a decrease in the amount of rent relief granted to franchisees compared with the prior year. The franchised margin percent in APMEA increased for the quarter primarily due to a restructuring of our ownership in the Philippines in July 2001. The restructuring resulted in the reclassification of our restaurants and related margins, that were lower than the average for the segment, from franchised to Company-operated.

Selling, General & Administrative Expenses

     Selling, general & administrative expenses decreased 3% for the quarter or 1% in constant currencies. As a result of the global change initiatives introduced in late 2001, the Company expects ongoing annual selling, general & administrative savings of about $100 million beginning in 2002, compared with what otherwise would have been spent.

Other Operating Income (Expense), net

----------------------------------------------------------------------------------------------------------------
  Other operating income (expense), net                                                  Quarters ended
  Dollars in millions                                                                        March 31
----------------------------------------------------------------------------------------------------------------
                                                                                          2002           2001
----------------------------------------------------------------------------------------------------------------
  Gains on sales of restaurant businesses                                               $ 10.1          $15.3
----------------------------------------------------------------------------------------------------------------
  Equity in earnings of unconsolidated affiliates                                          8.3           11.9
----------------------------------------------------------------------------------------------------------------
  Asset impairment - Latin America and Turkey                                            (43.0)             -
----------------------------------------------------------------------------------------------------------------
  Team service system payments - U.S.                                                    (21.6)             -
----------------------------------------------------------------------------------------------------------------
  Other income (expense)                                                                 (12.7)          (5.6)
----------------------------------------------------------------------------------------------------------------
       Total                                                                            $(58.9)         $21.6
----------------------------------------------------------------------------------------------------------------

     Equity in earnings of unconsolidated affiliates decreased for the quarter, primarily due to lower earnings from our Japanese affiliate and a weaker Japanese Yen. The team service system payments represent $21.6 million of payments to U.S. owner/operators to facilitate the introduction of a new front counter system. In 2001, other income (expense) included a gain on the sale of real estate in Singapore, partly offset by the write-off of certain technology costs.

Operating Income

     Consolidated operating income for the quarter decreased 8% (6% in constant currencies). Excluding the $43.0 million of asset impairment charges, consolidated operating income was relatively flat in constant currencies due to higher combined operating margin dollars and lower selling, general & administrative expenses, offset by lower other operating income.


------------------------------------------------------------------------------------------------------------
Operating income                                                                            Percent
Dollars in millions                                                                   Increase/(Decrease)
------------------------------------------------------------------------------------------------------------
                                                                                         As         Constant
Quarters ended March 31                                 2002          2001         Reported      Currency(1)
------------------------------------------------------------------------------------------------------------
U.S.                                                $402.1(2)       $408.9             (2)              n/a
------------------------------------------------------------------------------------------------------------
Europe                                               242.9           222.8              9                13
------------------------------------------------------------------------------------------------------------
APMEA                                                 71.2(3)        113.7            (37)              (34)
------------------------------------------------------------------------------------------------------------
Latin America                                        (13.2)(4)        22.3            n/m               n/m
------------------------------------------------------------------------------------------------------------
Canada                                                27.6            28.4             (3)                1
------------------------------------------------------------------------------------------------------------
Partner Brands                                       (11.6)          (14.9)            22                21
------------------------------------------------------------------------------------------------------------
Corporate                                            (77.7)          (86.0)            10               n/a
------------------------------------------------------------------------------------------------------------
   Total operating income                           $641.3          $695.2             (8)               (6)
------------------------------------------------------------------------------------------------------------

(1)  Excluding the effect of foreign currency translation on reported results.
(2)  Includes $21.6 million of front counter team service system payments.
(3)  Includes $15.9 million of asset impairment charges in Turkey.
(4)  Includes $27.1 million of asset impairment charges.
n/a  Not applicable
n/m  Not meaningful

     U.S. operating income decreased 2% primarily due to the $21.6 million of payments made to U.S. owner/operators, partly offset by higher combined operating margin dollars and lower selling, general & administrative expenses.

     Europe's operating income increased 13% in constant currencies. Strong results in France, Germany, and the U.K. drove this segment's performance.

     APMEA's operating income decreased 34% for the quarter in constant currencies due to weak results in Japan, the $15.9 million of asset impairment charges in Turkey and a gain on the sale of real estate in Singapore in the prior year. Australia and China delivered significant growth in operating income for the quarter.

     Latin America's operating results declined significantly as Argentina and most other markets continued to experience difficult economic conditions. In addition, the segment's reported operating income included $27.1 million of asset impairment charges.

         The increase in operating income for the Partner Brands was primarily driven by improved results for Chipotle and Boston Market and the elimination of goodwill amortization, partly offset by higher losses for Aroma.

INTEREST, NONOPERATING EXPENSE AND INCOME TAXES

Interest expense decreased for the quarter primarily due to lower average interest rates, partly offset by higher average debt levels. We expect the percentage decrease in interest expense to moderate throughout the year.

     Nonoperating expense decreased for the quarter primarily due to higher minority interest expense in 2001 related to the gain on the sale of real estate in Singapore and foreign currency translation gains in 2002 compared with foreign currency translation losses in 2001.

     The first quarter effective income tax rate was 34.5% compared with 32.0% in 2001. The increase in the effective income tax rate was due to the asset impairment charges that were not tax-affected for financial reporting purposes. We expect the annual 2002 effective tax rate to be approximately 32.5% to 33.0%.

FORWARD-LOOKING STATEMENTS

Certain forward-looking statements are included in this release. They use such words as "may," "will," "expect," "believe," "plan" and other similar terminology. These statements reflect management's current expectations regarding future events and operating performance and speak only as of the date of this release. These forward-looking statements involve a number of risks and uncertainties. The following are some of the factors that could cause actual results to differ materially from those expressed in or underlying our forward-looking statements: the effectiveness of operating initiatives and advertising and promotional efforts, as well as changes in: global and local business and economic conditions; currency exchange and interest rates; food, labor and other operating costs; political or economic instability in local markets; competition; consumer preferences, spending patterns and demographic trends; legislation and governmental regulation; and accounting policies and practices. The foregoing list of important factors is not exclusive.

     The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

RELATED COMMUNICATIONS

In conjunction with its first quarter earnings release, McDonald's Corporation will broadcast its conference call with members of management live over the Internet on Thursday, April 18, 2002 at 11:00 a.m. Central Time. Interested parties are invited to listen by logging on to http://www.mcdonalds.com/corporate/investor and clicking "Latest Investor Webcasts".

     McDonald's Corporation will also make additional sales information available by voicemail at 630-623-7253.

                          McDONALD'S CORPORATION

                CONDENSED CONSOLIDATED STATEMENT OF INCOME

Dollars and shares in millions, except per common share data
--------------------------------------------------------------------
                                                           Inc/(Dec)
Quarters ended March 31,           2002         2001         $     %
--------------------------------------------------------------------
SYSTEMWIDE SALES               $9,698.5     $9,649.7      48.8     1
Revenues
Sales by Company-operated
 restaurants                    2,678.5      2,614.2      64.3     2
Revenues from franchised
 and affiliated restaurants       918.9        897.5      21.4     2

TOTAL REVENUES                  3,597.4      3,511.7      85.7     2

Operating costs and expenses
Company-operated restaurants    2,309.6      2,243.4      66.2     3
Franchised restaurants
 --occupancy costs                202.7        196.9       5.8     3
Selling, general &
 administrative expenses          384.9        397.8     (12.9)   (3)
Other operating (income)
 expense, net                      58.9        (21.6)     80.5   n/m
Total operating costs
 and expenses                   2,956.1      2,816.5     139.6     5

OPERATING INCOME                  641.3        695.2     (53.9)   (8)

Interest expense                   92.3        120.9     (28.6)  (24)
Nonoperating expense, net          11.8         18.3      (6.5)  n/m

Income before provision
 for income taxes                 537.2        556.0     (18.8)   (3)

Provision for income taxes        185.5        177.7       7.8     4

Income before cumulative
 effect of accounting change      351.7        378.3     (26.6)   (7)

Cumulative effect of
 accounting change, net
 of tax                           (98.6)          -      (98.6)  n/m

NET INCOME                    $   253.1     $  378.3    (125.2)  (33)

PER COMMON SHARE-DILUTED:

 Income before cumulative
 effect of accounting change  $    0.27     $   0.29*    (0.02)   (7)

 Cumulative effect of
 accounting change            $   (0.07)    $     -      (0.07)  n/m

 Net income                   $    0.20     $   0.29     (0.09)  (31)

Weighted average common
 shares outstanding-diluted     1,292.7      1,325.3

n/m   Not meaningful

* Diluted earnings per share would have remained at $0.29 had SFAS 142 been adopted in 2001.

                  McDONALD'S CORPORATION SYSTEMWIDE SALES

Dollars in millions

------------------------------------------------------------------------
                                                       % Inc/(Dec)
                                                         As     Constant
Quarters ended March 31,        2002        2001   Reported    Currency*
------------------------------------------------------------------------
U.S.

Operated by franchisees     $3,811.4    $3,666.4          4
Operated by the Company        725.3       745.8         (3)
Operated by affiliates         256.0       264.3         (3)
                             4,792.7     4,676.5          2          n/a

Europe

Operated by franchisees      1,302.7     1,211.3          8
Operated by the Company        892.9       860.5          4
Operated by affiliates         113.1       106.4          6
                             2,308.7     2,178.2          6           10

APMEA

Operated by franchisees        477.2       488.5         (2)
Operated by the Company        522.1       465.5         12
Operated by affiliates         632.8       828.7        (24)
                             1,632.1     1,782.7         (8)          (2)

Latin America

Operated by franchisees        198.8       232.2        (14)
Operated by the Company        183.0       214.9        (15)
Operated by affiliates           8.4         8.2          2
                               390.2       455.3        (14)          (1)

Canada

Operated by franchisees        197.7       216.5         (9)
Operated by the Company        110.3       111.8         (1)
Operated by affiliates          12.1         3.1        n/m
                               320.1       331.4         (3)            1

Partner Brands

Operated by franchisees          9.8         9.9         (1)
Operated by the Company        244.9       215.7         14
                               254.7       225.6         13            13

Systemwide

Operated by franchisees      5,997.6     5,824.8          3
Operated by the Company      2,678.5     2,614.2          2
Operated by affiliates       1,022.4     1,210.7        (16)
                            $9,698.5    $9,649.7          1            3


 *  Excluding the effect of foreign currency translation on reported results.

n/a Not applicable

n/m Not meaningful

COMPARABLE SALES - McDONALD'S RESTAURANT BUSINESS*

-------------------------------------------------------------------------
                                     Percent
                               Increase/(Decrease)

Quarters ended March 31,        2002        2001
-------------------------------------------------------------------------
U.S.                            (0.1)        1.5
Europe                           5.0        (5.2)
APMEA                           (8.0)       (5.1)
Latin America                   (5.5)       (1.6)
Canada                          (3.3)        4.1
  Brand McDonald's              (0.8)       (1.5)

 * Comparable sales represent the percent change in constant currency sales from the same period in the prior year for restaurants in operation at least thirteen months.

                   McDONALD'S CORPORATION TOTAL REVENUES

Dollars in millions

----------------------------------------------------------------------
                                                      % Inc/(Dec)
                                                        As     Constant
Quarters ended March 31,        2002        2001  Reported    Currency*
----------------------------------------------------------------------
  U.S.                      $1,266.3    $1,270.4         -          n/a
  Europe                     1,146.3     1,094.9         5            8
  APMEA                        584.0       534.8         9           13
  Latin America                217.2       254.6       (15)           1
  Canada                       138.2       140.9        (2)           2
  Partner Brands               245.4       216.1        14           14
     Total                  $3,597.4    $3,511.7         2            6


 *  Excluding the effect of foreign currency translation on reported results.

n/a Not applicable

                                      12 -

                 McDONALD'S CORPORATION OPERATING MARGINS

OPERATING MARGINS - McDONALD'S RESTAURANT BUSINESS**
------------------------------------------------------------------------
                                                          % Inc/(Dec)
Quarters ended       Percent            Amount           As     Constant
 March 31,        2002    2001      2002      2001 Reported    Currency*
------------------------------------------------------------------------
Company-operated

U.S.              16.8    16.3  $  121.5  $  121.8        -          n/a
Europe            14.7    14.7     131.2     126.7        4            7
APMEA             12.4    14.3      65.0      66.5       (2)           -
Latin America     10.1    12.7      18.4      27.3      (33)         (25)
Canada            12.9    15.2      14.2      17.0      (16)         (13)
  Total           14.4    15.0  $  350.3  $  359.3       (3)           -

Franchised

U.S.              78.6    79.0  $  425.1  $  414.6        3          n/a
Europe            75.9    75.4     192.4     176.8        9           14
APMEA             86.4    84.8      53.5      58.8       (9)          (3)
Latin America     67.8    68.5      23.2      27.2      (15)          (6)
Canada            77.8    78.4      21.7      22.8       (5)          (1)
  Total           78.0    78.1  $  715.9  $  700.2        2            4


  * Excluding the effect of foreign currency translation on reported results.

 ** Operating margin information relates to McDonald's restaurant business and excludes Partner Brands.

n/a Not applicable

COMPANY-OPERATED MARGINS AS A PERCENT OF SALES -
McDONALD'S RESTAURANT BUSINESS*
-------------------------------------------------------------------------
Quarters ended March 31,  2002      2001
-------------------------------------------------------------------------
Food & paper              34.8      34.3
Payroll & employee
  benefits                26.1      26.1
Occupancy & other
  operating expenses      24.7      24.6
     Total expenses       85.6      85.0
Company-operated margins  14.4      15.0

* Operating margin information relates to McDonald's restaurant business and excludes Partner Brands.

               McDONALD'S CORPORATION RESTAURANT INFORMATION

SYSTEMWIDE RESTAURANTS
-----------------------------------------------------------------------
At March 31,                           2002       2001        Inc/(Dec)
-----------------------------------------------------------------------
  U.S.*                              13,148     12,811             337
  Europe
    United Kingdom                    1,191      1,134              57
    Germany                           1,154      1,093              61
    France                              917        861              56
    Italy                               323        299              24
    Spain                               313        280              33
    Sweden                              241        228              13
    Netherlands                         211        206               5
    Poland                              189        183               6
    Austria                             155        148               7
    Other                             1,131      1,078              53
    Total Europe                      5,825      5,510             315
  APMEA
    Japan*                            3,836      3,619             217
    Australia                           716        704              12
    China                               458        341             117
    Taiwan                              354        339              15
    South Korea                         333        255              78
    Philippines                         234        236              (2)
    Hong Kong                           199        180              19
    Other                             1,231      1,166              65
    Total APMEA                       7,361      6,840             521
  Latin America
    Brazil                              573        554              19
    Mexico                              236        207              29
    Argentina                           211        214              (3)
    Other                               571        573              (2)
    Total Latin America               1,591      1,548              43

Canada*                               1,238      1,162              76

Partner Brands**                      1,029      1,034              (5)

Systemwide restaurants               30,192     28,905           1,287

Countries                               121        120               1

 * Includes satellites at March 31, 2002: U.S. 1,018; Japan 1,836; Canada 312. At March 31, 2001: U.S. 978; Japan 1,672;
   Canada 285.

** Restaurants at March 31, 2002: Boston Market 653; Chipotle 184;
   Donatos Pizzeria 192. At March 31, 2001: Aroma Cafe 42; Boston Market 702; Chipotle 124; Donatos Pizzeria 166.

               McDONALD'S CORPORATION RESTAURANT INFORMATION

RESTAURANT ADDITIONS
-----------------------------------------------------------------------
Quarters ended March 31,  2002      2001
-----------------------------------------------------------------------
  U.S.                      49         7
  Europe                    31        50
  APMEA                     40        69
  Latin America             10        38
  Canada                    15         8
  Partner Brands*          (46)       26
   Systemwide additions     99       198

 * Decrease in 2002 was primarily due to sale of Aroma U.K. in March, 2002.




SYSTEMWIDE RESTAURANTS
-----------------------------------------------------------------------
At March 31,                            2002         2001     Inc/(Dec)
-----------------------------------------------------------------------
U.S.

Operated by franchisees               10,504       10,148          356
Operated by the Company                1,907        1,897           10
Operated by affiliates                   737          766          (29)
                                      13,148       12,811          337
Europe

Operated by franchisees                3,346        3,116          230
Operated by the Company                2,228        2,162           66
Operated by affiliates                   251          232           19
                                       5,825        5,510          315
APMEA

Operated by franchisees                2,010        2,000           10
Operated by the Company                2,094        1,649          445
Operated by affiliates                 3,257        3,191           66
                                       7,361        6,840          521
Latin America

Operated by franchisees                  729          738           (9)
Operated by the Company                  791          778           13
Operated by affiliates                    71           32           39
                                       1,591        1,548           43
Canada

Operated by franchisees                  782          745           37
Operated by the Company                  406          350           56
Operated by affiliates                    50           67          (17)
                                       1,238        1,162           76
Partner Brands

Operated by franchisees                   51           56           (5)
Operated by the Company                  978          978            -
                                       1,029        1,034           (5)
Systemwide

Operated by franchisees               17,422       16,803          619
Operated by the Company                8,404        7,814          590
Operated by affiliates                 4,366        4,288           78
                                      30,192       28,905        1,287
                                 #   #   #

FREQUENTLY ASKED QUESTIONS

..    Can you clarify earnings per share for the first quarter with and without the unusual items?

                                                          As     Constant

Quarter ended March 31, 2002                        Reported     Currency*
Diluted EPS - excluding $43 million
of asset impairment charges and before the
$99 million cumulative effect of the goodwill
accounting change.                                      $.31         $.31

Diluted EPS - including $43 million of asset
impairment charges and before the $99 million
cumulative effect of the goodwill
accounting change.                                      $.27         $.28

Diluted EPS - including $43 million of asset
impairment charges and after the $99 million
cumulative effect of the goodwill
accounting change.                                      $.20         $.20

* Excluding the effect of foreign currency translation on reported results.

..    What is your earnings per share guidance for 2002?

Consistent with our previous guidance, we expect earnings per share to be $1.47-$1.50, excluding the impact of foreign currency translation and the $142 million of charges related to asset impairment and the cumulative effect of the goodwill accounting change.